EXHIBIT 3.177
LIMITED PARTNERSHIP AGREEMENT
OF
HIGH PLAINS BEHAVIORAL HEALTH, L.P.
          THIS LIMITED PARTNERSHIP AGREEMENT, dated as of December 14, 2005, of High Plains Behavioral Health, L.P. (the “Partnership”), a Delaware limited partnership, is made by and between PSI Hospitals, Inc., a Delaware corporation, and PSI Texas Hospitals, LLC, a Texas limited liability company.
W I T N E S S E T H:
          WHEREAS, the Partnership was formed on December 14, 2005 as a limited partnership pursuant to Delaware Revised Uniform Limited Partnership Act.
          NOW, THEREFORE, the Partners hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1. Definitions. As used herein the following terms shall have the indicated meanings:
          “Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as hereafter amended from time to time.
          “Agreement” shall mean this Limited Partnership Agreement, as hereafter amended from time to time.
          “Certificate” shall mean the Certificate of Limited Partnership of the Partnership, as amended from time to time.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Contributed Capital” shall mean of, or in respect of, each Partner as of any date the amount of money or other property, tangible or intangible, contributed by each Partner to the capital of the Partnership as of such date. The amount of Contributed Capital made in property other than money shall be the fair market value, net of assumed liabilities, of the contributed property as determined by each Partner.
          “General Partner” shall mean PSI Texas Hospitals, LLC.

          “Limited Partner” shall mean PSI Hospitals, Inc.
          “Partner” shall mean those persons set forth on Schedule A hereto, as amended from time to time.
          “Partnership” shall mean High Plains Behavioral Health, L.P.
          “Partnership Percentage” shall mean, in the case of each Partner, a fraction, stated as a percentage, with a numerator equal to the number of Units held by such Partner and a denominator equal to the number of Units outstanding.
          “Unit” shall mean a unit of undivided partnership interest in the Partnership. Such interest includes any and all rights to which each Partner may be entitled as provided in this Agreement, together with all obligations of each Partner to comply with the terms and provisions of this Agreement. Each Partner’s Units shall constitute each Partner’s entire interest in the Partnership. Units shall be designated on Schedule A as General Partner Units or Limited Partner Units.
ARTICLE II
PURPOSE AND BUSINESS
          2.1. Name. The name of the Partnership is High Plains Behavioral Health, L.P. The Partnership may conduct its business under any name chosen by the General Partner, and the General Partner may in its sole discretion from time to time change the name under which the Partnership conducts its business. The Partnership shall file any assumed or fictitious name certificates as may be required to conduct business in any state.
          2.2. Purpose. The business to be conducted by the Partnership shall be to (a) own and operate a behavioral health care facility located in Midland, Texas, (b) carry on any and all activities necessary, proper, convenient, or advisable in connection therewith, and (c) undertake any other lawful business activity permitted by the laws of the State of Delaware.
          2.3. Term. The term of the Partnership shall commence upon filing of the Certificate of Limited Partnership of High Plains Behavioral Health, L.P. with the Delaware Secretary of State and shall continue until the completion of the Partnership’s dissolution, winding up, and liquidation as provided herein.
ARTICLE III
CAPITAL
          3.1. Contributed Capital. Concurrently with the execution of this Agreement, each Partner will purchase the number of Units set forth opposite each Partner’s name on Schedule A hereto in exchange for the Contributed Capital set forth thereon, payable in immediately available funds. Each Partner may make additional payments of Contributed Capital from time to time.

ARTICLE IV
DISTRIBUTIONS
          4.1. Distributions of Available Cash Flow and Allocation of Profits and Losses. The Partnership shall distribute to each Partner such cash funds, after (i) provision for payment of all outstanding and unpaid current cash obligations of the Partnership at such time (including those which are in dispute) and (ii) provisions for adequate reserves for reasonably anticipated cash expenses and contingencies (which may include debt service on Company indebtedness), at such times, in such amounts and in such manner as shall be determined by the General Partner. Such distributions shall be made to the Partners in accordance with their Partnership Percentages. Profits and losses of the Partnership, as well as each item of income, loss, expense or gain for federal income tax purposes, shall be allocated among the Partners in accordance with their Partnership Percentage and the Treasury Regulations issued under Code Section 704. Each Partner shall have a capital account which shall be maintained in accordance with Code Section 704 and the Treasury Regulations thereunder (“Capital Account”).
          4.2. Limitations on Distributions. No distribution shall be declared by the General Partner and paid by the Partnership unless, after giving effect to the distribution, the Partnership will be able to pay its debts as they become due in the normal course of business and the Partnership’s total assets are more than the sum of the Partnership’s total liabilities, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Partnership only to the extent that the fair value of the property exceeds that liability.
ARTICLE V
PARTNERS
          5.1. Meetings. The Partners shall hold any meeting for the purpose of transacting such business as may be properly brought before the meeting. Any meeting may be held within or without the State of Delaware.
          5.2. Liability of Limited Partner. Except as otherwise provided by the Act, the Limited Partner shall not be obligated personally for any debt, obligation or liability of the Partnership solely by reason of being a Limited Partner of the Partnership. The Partnership shall indemnify the Limited Partner and hold it harmless from and against any and all debts, obligations and liabilities of the Partnership, if any, to which the Limited Partner becomes subject by reason of being a Limited Partner, whether arising in contract, tort or otherwise; provided, however, that the indemnification obligation of the Partnership under this Section 5.2 shall be paid only from the assets of the Partnership and the Partners shall have no personal obligation, or any obligation to make any payment of Contributed Capital with respect thereto.
          5.3. Exculpation of General Partner. No act or omission by the Partnership or the General Partner, except gross negligence or willful misconduct, shall ever subject the General Partner or its parent corporation, stockholders, officers, directors, employees, or agents to any liability to the Partnership or any Partner. The foregoing exculpation and exoneration expressly covers acts or omissions which constitute or are accompanied by simple, common or ordinary negligence.

ARTICLE VI
POWERS OF THE GENERAL PARTNER
          6.1. Management of the Partnership. The General Partner shall have full, exclusive and complete charge of all affairs and business of the Partnership and of the management and control of the Partnership, subject only to the limitations in this Agreement. The General Partner shall have all the rights and powers that may be possessed by a general partner under the Act and such rights and powers as are otherwise conferred by law or it deems necessary, advisable or convenient in managing the business and affairs of the Partnership.
          6.2. Tax Matters Partner. The General Partner shall be the Tax Matters Partner as set forth in the Code and shall be empowered to represent the Partnership in all administrative and judicial proceedings involving federal income tax matters.
          6.3. Authority of the General Partner. No person dealing with the General Partner shall be required to determine the General Partner’s authority to make any commitment or undertaking on behalf of the Partnership nor to determine any fact or circumstance bearing upon the existence of its authority. No purchaser of any property or interest owned by the Partnership shall be required to determine the right to sell and the authority of the General Partner or its designees to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.
          6.4. Resignation. The General Partner may resign at any time with thirty (30) days written notice. Upon such resignation, the General Partner shall continue to own his Units, but such Units shall be converted to Limited Partner Units. Prior to the effective date of the withdrawal of a General Partner, the Limited Partner may elect an additional general partner of the Partnership who is hereby authorized to and shall continue the business of the Partnership without dissolution.
          6.5. Liability of the General Partner After Resignation or Removal. If the General Partner resigns in accordance with the terms of this Agreement or is removed in accordance with the provisions of this Agreement, its liability as a general partner shall cease as to future obligations of the Partnership, and the Partnership shall promptly take all steps reasonably necessary under the Act to cause such cessation of liability; provided, however, that if such resignation or removal causes a dissolution of the Partnership, the General Partner shall remain the General Partner of the Partnership for purposes of the winding up of the Partnership pursuant to Article VI of this Agreement, unless a successor General Partner is appointed by the Limited Partner.
          6.6. Election of Successor General Partner. Upon the withdrawal or termination of a General Partner, the remaining General Partner, if any, is hereby authorized to and shall continue the Partnership without dissolution. If all of the General Partners withdraw or their status is terminated pursuant to this Agreement or the Act, the Limited Partner may, within ninety (90) days of such withdrawal or termination of status, consent in writing to continue the business of the Partnership and to the election, to be effective as of the date of such withdrawal or termination of status, of one or more successor General Partners. Such election may occur before or after the effectiveness of such withdrawal or termination; provided, however, that if such election occurs before such effectiveness, the person so elected shall not become the General Partner until such withdrawal or termination is effective and such person has executed an amendment to this Agreement and has filed any and all such amendments to the Certificate and other documents necessary to comply with the Act, and shall agree to accept all accompanying liabilities, duties and obligations hereunder. The successor General Partner or General Partners shall purchase from the terminated or withdrawing General Partner its interest as general partner in the Partnership for an amount equal to its then capital account balance. If an additional or successor General Partner is admitted to the Partnership as provided in this Agreement, the additional or successor General Partner, together with all remaining General Partners, are hereby authorized to and shall continue the business of the Partnership without dissolution (and if a successor General Partner is admitted at a time when the withdrawing General Partner is the sole remaining General Partner, such successor shall be admitted as a General Partner immediately prior to the effective date of the withdrawal from the Partnership of the withdrawing General Partner and such successor General Partner shall continue the business of the Partnership without dissolution).
ARTICLE VII
INDEMNIFICATION
          7.1. Standard for Indemnification. The Partnership shall indemnify, and upon request shall advance expenses prior to final disposition of a Proceeding (as defined in Section 7.5 below) to any person (or the estate or personal representative of any person) including, without limitation, the Partner who was or is a Party (as defined in Section 7.5 below) to or is threatened to be made a Party to, any Proceeding, whether or not by or in the right of the Partnership, by reason of the fact that such person is or was a Partner or an officer, employee, or agent of the Partnership, or its Partners or is or was serving at the request of the Partnership as a manager, officer, director, partner, trustee, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any Liability (as defined in Section 7.5 below): (a) to the full extent permitted by this Article VII, and (b) despite the fact that such person has not met the standard of conduct set forth in Section 7.6 or would be disqualified for indemnification under this Article VII, if a determination is made by the General Partner that (a) such person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and (b) the acts or omissions of such person did not constitute gross negligence or willful misconduct. The Partnership may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any Liability which may be asserted against him or her.
          7.2. Effect of Provisions. The indemnification to be provided by the Partnership hereunder shall be paid only from the assets of the Partnership, and the Partners shall not have any personal obligation, or any obligation to make any payment of Contributed Capital, with respect thereto. The rights to indemnification and advancement of expenses set forth in Section 7.1 are intended to be contractual between the Partnership and the person being indemnified, and the heirs, executors, and administrators of such person, and in this respect are mandatory. The rights to indemnification and advancement of expenses set forth in Section 7.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled or granted by law, the Certificate, this Agreement, the General Partner, or an agreement with the Partnership, which means of indemnification and advancement of expenses are hereby specifically authorized.

          7.3. Repeal or Modification. Any repeal or modification of the provisions of this Article VII shall not affect any obligations of the Partnership or any rights regarding indemnification and advancement of expenses of an officer, employee, or agent with respect to any Proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification. If an amendment to the Act hereafter limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this Article VII which occur subsequent to the effective date of such amendment.
          7.4. Effect of Invalidity of Article. If this Article VII or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify each officer, employee, or agent of the Partnership as to any Liability incurred or other amounts paid with respect to any Proceeding, including without limitation, a grand jury Proceeding and any Proceeding by or in the right of the Partnership, to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated, by the Act, or by any other applicable law.
          7.5. Definitions. Unless the context otherwise requires, terms used in this Article VII shall have the following meanings:
     “Liability” shall mean the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses, including attorneys’ fees, incurred with respect to a Proceeding.
     “Party” shall include an individual who was, is, or is threatened to be a named a defendant or respondent in a Proceeding.
     “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal.
          7.6. Standard of Conduct. Each Partner, officer, employee or agent of the Partnership or a Partner shall discharge and perform his duties and responsibilities under this Agreement in good faith, in a manner such person reasonably believes to be in the best interests of the Partnership, and with ordinary care. No officer, employee or agent of the Partnership or a Partner shall be liable to the Partnership or to the Partners for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by such person and arising out of or in connection with this Agreement or the Partnership’s business; provided, however, that such act or omission was taken in good faith, was reasonably believed by such person to be in the best interests of the Partnership, and such act or omission does not constitute fraud or dishonesty on the part of such person. Each officer, employee or agent shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any officer, employee or other representative of the Partnership, or by any other person as to matters such officer, employee or other representative reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including without limitation information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Partnership or any other facts pertinent to the existence and amount of assets from which distributions to each Partner might properly be paid.
ARTICLE VIII
FISCAL MATTERS
          8.1. Tax Information. The Partnership shall have prepared and timely filed all required income tax reports. All elections permitted to be made under the Code and applicable state laws shall be made by and at the discretion of the General Partner.
          8.2. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
ARTICLE IX
DISSOLUTION AND WINDING UP
          9.1. Events Causing Dissolution. The Partnership shall dissolve and commence winding up its affairs and liquidating its assets upon the occurrence of any of the following events: (a) the vote of all Partners to dissolve, (b) the occurrence of any event specified in the Act; (c) the sale of all or substantially all of the assets of the Partnership and the distribution of the net proceeds therefrom; or (d) as may be otherwise provided by law.
          9.2. Winding Up Affairs on Dissolution. Upon the occurrence of any of the events set forth in Section 9.1, the Partnership shall be wound up by the General Partner or other persons required or permitted by law to carry out such winding up. In such event, such person or persons shall promptly notify the Partners of such dissolution; shall wind up the affairs of the Partnership; shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Partnership; and, after paying or providing for the payment of all liabilities and obligations of the Partnership, shall distribute the assets of the Partnership as set forth below:
     (a) To pay all outstanding liabilities and expenses of the Partnership;
     (b) To establish such reserves for unknown or contingent liabilities, including without limitation reserves for environmental matters, as each Partner may determine; and
     (c) Any remaining balance shall be distributed to the Partners in accordance with their ending Capital Account balances.
ARTICLE X
GENERAL PROVISIONS
          10.1. Notices. Except as otherwise provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be duly given if delivered in writing personally to the person to whom it is authorized to be given, or if sent by mail or overnight delivery service, telecopy, telex or telegraph, to each Partner, at the Partner’s address set forth in Schedule A hereto, or to such other address as each Partner may from time to time specify by written notice to the Partnership. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, by telecopy, telex or telegraph, or as of the date on which the same was deposited in the United States mail or overnight delivery service, charges prepaid or provided for, addressed and sent as aforesaid.
          10.2. Applicable Law. This Agreement and the rights of each Partner shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
          10.3. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

          IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

GENERAL PARTNER PSI TEXAS HOSPITALS, LLC
By:	/s/ Christopher L. Howard
Christopher L. Howard
Vice President and Secretary

LIMITED PARTNER PSI HOSPITALS, INC.
By:	/s/ Christopher L. Howard
Christopher L. Howard
Vice President and Secretary

SCHEDULE A
PARTNERS

		General
Partner Names	Contributed	Partnership	Limited
and Address	Capital	Units	Partnership Units
PSI Texas Hospitals, LLC 840 Crescent Centre Drive, Suite 460 Franklin, TN 37067	$1.00	1

PSI Hospitals, Inc. 840 Crescent Centre Drive, Suite 460 Franklin, TN 37067	$99.00		99